Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Annual Report on Form 20-F of Bit Brother Ltd of our report dated October 31, 2022 and November 12, 2021 relating to the consolidated financial statements and schedules of Bit Brother Ltd as of June 30, 2022 and 2021, and for the years ended June 30, 2022 and 2021.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co. (PCAOB ID. 2769)

Hong Kong

October 12, 2023